Exhibit 10.2

FOURTH AMENDMENT

TO THE

AMENDED AND RESTATED

SYKES ENTERPRISES, INCORPORATED

DEFERRED COMPENSATION PLAN

This Fourth Amendment to the Amended and Restatement Sykes Enterprises, Incorporated Deferred Compensation Plan is made and entered into by Sykes Enterprises, Incorporated (the “Company”) this 25th day of May, 2017, and shall be effective for all purposes as of July 1, 2017.

W I T N E S S E T H:

WHEREAS, the Company has previously adopted the Sykes Enterprises, Incorporated Deferred Compensation Plan (the “Plan”); and

WHEREAS, pursuant to the terms of the Plan, the Company is authorized and empowered to amend the Plan; and

WHEREAS, the Company has determined that it is appropriate to amend the Plan.

NOW, THEREFORE, the Plan is hereby amended to read as follows:

I.

Section 1.21 of Article I of the Plan is hereby amended to read as follows:

1.21. “Year of Participation” means each twelve (12) month period in which the Participant is eligible to participate in this Plan. For this purpose, the 12-month period begins running on the entry date the Participant enters (or would be eligible to enter) the Plan. Years of Participation shall include the periods for which the Participant was eligible to participate in the nonqualified deferred compensation plan maintained by ICT Group Inc., as well as the period beginning January 1, 2010 and ending December 31, 2010 during which the Participant was employed; provided that the Participant was employed with ICT Group Inc. on February 2, 2010, the date ICT Group Inc. was acquired by SYKES. Further, effective as of January 1, 2013, Years of Participation shall include a Participant’s years of service (each continuous 12-month period of service) that the Participant was employed with Alpine Access, Inc. in a position of Director or above, provided, that such Participant was employed with Alpine Access, Inc. in such position on the date immediately preceding August 20, 2012, the date Alpine Access, Inc. was acquired by SYKES or its Affiliate, and continued in such position or higher position following such date. Effective July 1, 2014 Years of Participation shall include all years of service (each continuous 12-month period of service) that the employee worked outside of the United States in a position that is the equivalent of a Director or above in the United States, as determined by the Administrator.

II.

Section 2.01 of Article II of the Plan is hereby amended by adding the following sentence to the end thereof:

If a Participant is determined for any Plan Year to no longer meet the requirements to be eligible under the terms of the Plan, he or she will no longer be eligible to defer under the Plan, but will continue to be treated as a Participant with respect to any existing balance in any Deferred Compensation Account and Matching Contribution Account.

III.

Sections 2.02(b) and 2.02(c) of Article II of the Plan is hereby amended to read as follows:

2.02.   (b)     For the Fiscal Year in which an individual is first designated as eligible to participate in the Plan, pursuant to Section 2.01, the Participant may elect to defer a specific percentage (between 1% and 80%) of his base compensation or commissions and/or bonus to be earned for the remainder of the Fiscal Year, a Participation Agreement must be submitted by the Participant to the Administrator (or its agent) no later than the January 1 or July 1, whichever is applicable, on which such individual becomes designated as an eligible Participant. Any such election made in such Participation Agreement shall be effective only with regard to base compensation or commissions and/or bonuses earned after the date the Participation Agreement is submitted to the Administrator, provided, however, that any election effective as of July 1 for new Participants will only be permitted with respect to base compensation earned after the date the Participation Agreement is submitted to the Administrator. If a newly eligible Participant does not submit a Participation Agreement within such period of time, such Participant will not be eligible to elect to defer compensation except in accordance with Section 2.02(a) above. An election to defer (or not to defer) under this Section 2.02(b) shall continue to apply to base compensation or commissions and/or bonuses earned in subsequent Fiscal Years unless such election is modified by the Participant. Any modification shall be effective for the next Fiscal Year and shall be made through the execution and delivery of a new Participation Agreement. For Plan purposes, “bonus” shall mean those amounts that are paid as a bonus and meet the definition of “Performance Based Compensation” as set forth in Section 409A of the Code and the regulations issued thereunder.

2.02.   (c)     As part of his deferral election, a Participant may elect to receive all or a portion of the amounts deferred under (a) or (b) above as of January 31st of a specified year (referred to as an “in-service” benefit) provided that the specified year selected is not earlier than the third Fiscal Year following the Fiscal Year for which the in-service benefit is first elected. For example, if deferrals are elected for the 2016 Plan Year, the date of the in-service benefit distribution cannot be before January 15, 2019. Such election shall continue to apply to deferrals made in subsequent years until modified or changed, provided, however, that the election shall lapse with respect to amounts deferred for the year in which the in-service benefit is to be paid. If the in-service benefit election lapses, the Participant will be deemed to have elected to receive such amounts for which the in-service benefit election lapsed in accordance with his original Separation from Service election filed under the provisions of Section 4.01, unless another in-service benefit election is timely made. Any modification or change to the in-service benefit election will be effective for amounts deferred for the next Fiscal Year. Further, if a Participant becomes entitled to a distribution under the Plan prior to the in-service benefit distribution date, he will be paid out in accordance with Section 4.01, provided, that in the event of the Participant’s Separation from Service prior to his in-service distribution date, the Participant will receive his benefit in accordance with his original Separation from Service election that was filed under the provisions of Section 4.01.

IV.

Article III of the Plan is hereby amended by adding the following new section 3.05.

3.05. A Participant’s Deferred Compensation Account may be charged from time to time with the Participant’s share of reasonable fees and expenses related to the administration of the Plan, as determined by the Administrator.

V.

Section 4.01 (c) of Article IV of the Plan is hereby amended to read as follows:

(c)

Any in-service benefit of amounts deferred in accordance with Section 2.02, shall be paid on January 31st (or as soon as administratively possible following that date) of the year selected by the Participant. The year of payment with respect to an in-service benefit is generally irrevocable unless the Participant, while an employee of SYKES or an Affiliate, requests a change and (i) the change does not take effect until at least 12 months after the date on which the election is made,

(ii) the change is made at least 12 months prior to the date the payment is scheduled to commence, and (iii) payment is deferred for a period of not less than 5 years from the date payment would otherwise have been made (unless payment is being made for disability or death), and such request is permitted under Section 409A of the Code. Except as required under Section 409A of the Code, a Participant is not limited as to the number of changes that can be made under the Plan.

VI.

Section 4.01 (g) of Article IV of the Plan is hereby amended to read as follows:

(g)

In the event of death of the Participant while still an employee, the balance (or remaining balance) in the Participant’s Deferred Compensation Account and any shares of SYKES common stock in the Matching Contribution Account will be distributed to the Participant’s named Beneficiary on the first day of the second month following the Participant’s death. If a Participant dies after Separation from Service with the Employer, benefits will be paid (or continue to be paid) to the Participant’s Beneficiary in accordance with the Participant’s election (or deemed election) as to the timing and form of payment.

VII.

Section 4.01 (h) of Article IV of the Plan is hereby amended to read as follows:

(h)

In the event of the Participant’s Disability while still an employee as defined herein, the Participant’s Deferred Compensation Account and total distribution of the shares of SYKES common stock held in the Matching Contribution Account will be paid to the Participant on the first day of the second month following the Participant’s Disability. In the event of the Participant’s Disability after Separation from Service with the Employer, benefits will be paid (or continue to be paid) in accordance with the Participant’s election (or deemed election) as to the timing and form of payment.

VIII.

Section 4.02(f) of Article IV of the Plan is hereby amended to read as follows:

(f)

Such election or deemed election as to the form is generally irrevocable unless the Participant, while employed with SYKES or an Affiliate, requests a change and (i) the change does not take effect until at least 12 months after the date on which the election is made, (ii) the change is made at least 12 months prior to the date the payment is scheduled to commence, and

(iii) payment is deferred for a period of not less than 5 years from the date payment would otherwise have been made (unless payment is being made for disability or death) and such request is permitted under Section 409A of the Code. Any election to change the form of payment will be deemed to have been made as of the following January 1. Except as required under Section 409A of the Code, a Participant is not limited as to the number of changes that can be made under this paragraph.

IX.

Section 5.02(b)(1) of Article IV of the Plan is hereby amended to read as follows:

            (b)      (1)     Notwithstanding the provisions of subsection (a) above, the Administrator may make payments to an alternate payee in accordance with the terms of the domestic relations order (as defined in Code Section 414(p)(1)(B)). Payments to such alternate payee shall be paid in accordance with the terms of the domestic relations order and section 4.01 (i), provided, however, that any payments will be made in the form of a lump sum.

IN WITNESS WHEREOF, this Fourth Amendment has been executed and is effective as of the date set forth herein.

SYKES ENTERPRISES, INCORPORATED

By:
Title:	Exec. V.P.
“COMPANY”